Exhibit 99.1

WIRELESS SYNERGIES, INC.
2001 Potomac
Houston, Texas 77057
Contact:  Benjamin Hansel, President
(713) 785-6809
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FOR IMMEDIATE RELEASE (#o)

       WIRELESS SYNERGIES ANNOUNCES MERGER AGREEMENT WITH 2KSOUNDS, INC.

HOUSTON, TEXAS - February 20, 2002 - WIRELESS SYNERGIES, INC. (OTC-BB: WLSY), announced here today that it has entered into an agreement and plan of merger with 2KSounds, Inc., an integrated music company located in Woodland Hills, California.

2KSounds locates and promotes new musical talent, and produces and distributes their music through a variety of methods, including joint ventures with major labels, sub-labeling and partnerships on albums by existing artists. Most significant, 2KSounds has entered into a direct distribution agreement with EMD, a division of EMI, one of the five major world-wide music companies, under which EMD will distribute all of 2KSounds music offerings.

Led by John Guidon and Michael Blakey, 2KSounds' highly experienced staff have a history of success in the music business - having had over fifty albums promoted in ventures over the past 15 years achieve gold, platinum or multi-platinum status. Only in business for approximately two years, in its first full fiscal year ended December 31, 2001, 2KSounds earned approximately $1.5 million before taxes on total revenues of approximately $6.0 million.

Under the terms of the proposed merger, 2KSounds will be merged into a newly formed subsidiary of Wireless Synergies, Inc. The stockholders of 2KSounds will receive a percentage of the fully-diluted common stock of Wireless Synergies, depending, in part, upon the amount of additional financing arranged for the combined businesses following the merger. In no event, however, will the 2KSounds stockholders receive less than 70% of the fully-diluted equity of Wireless Synergies. Upon completion of the merger, the management and board of directors of Wireless Synergies will be controlled by the principal stockholders and officers of 2KSounds.

Completion of the merger is subject to certain conditions, including completion of due diligence and approval by the holders of a majority of the outstanding shares of 2KSounds capital stock . The merger is expected to be completed on or about March 5, 2002.

Following completion of the merger, Wireless Synergies intends to hold a stockholders meeting to effect a recapitalization and change its corporate name.

ABOUT WIRELESS SYNERGIES, INC.

Wireless Synergies, Inc. is a development stage company with no active business and has been devoting its efforts and activities in investigating potential business combinations. Its head office is located in Houston, Texas.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements"



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within the meaning of Section 27A of the Securities Act of 1933, Section 21E of
the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For further information, please contact Richard Fixaris at Investor Relations Services, Inc. at 386-409-0200 or rfixaris@invrel.net; or John Guidon, Chief Executive Officer, 2KSounds, Inc. (818) 593-2225; email: invrel@2ksounds.com.









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